EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 33-84904) of Kyocera Corporation, and the Registration Statement on Form S-8 (Nos. 33-98114, 33-99574, 333-2808, 333-37201, 333-00890, 333-85561, and 333-103611) of AVX Corporation of our report dated June 14, 2004 relating to the financial statements, which appears in this Form 10-K. We also consent to the reference to us under the heading "Selected Financial Data" in the Annual Report on Form 10-K which is incorporated by reference in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Atlanta, Georgia
June 14, 2004